Exhibit 99.1

Response Biomedical Corp. Announces Third Quarter 2016

Financial Results and Update on Going-Private Transaction

VANCOUVER, British Columbia – November 10, 2016 - Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTC: RPBIF) a commercial stage in-vitro medical device company with products for the laboratory and point of care markets, today reported financial results for its third quarter and nine months ended September 30, 2016. Total revenue for the third quarter of 2016 was $1.6M. Revenue totaled $5.1M for the first nine months of 2016, a reduction of 55% relative to the comparable periods of 2015. While this year’s sales to the Company’s China distributors have suffered during the transition to a new distribution network, sales in the rest of the world continue to see year over year growth.

The Company’s new national distribution partner in China, Shanghai Runda Medical Technology Co., Ltd. (“Runda”), began to make purchases in the third quarter of 2016 as it works to increase sales within Response’s existing Chinese markets and expand into new territories in China. Sales to the Company’s former national distributor in China were nominal in both the second and third quarter and are down 77% from the comparable nine month period in 2015 as this distributor continues to work through its excess inventory.

The comparable periods in 2015 had revenue from the Joinstar collaboration of $1.1 million and $2.1 million respectively as a result of milestone achievements in those periods. Operating expenses decreased approximately 33% in the quarter and 22% for the first nine months of 2016 primarily due to reduced payroll and administrative expenses as a result of ongoing cost reduction efforts.

GAAP net income for the third quarter of 2016 was $170,000 or $0.02 per share and was a loss of ($2.4 million) or ($0.23) per share for the first nine months of 2016. Adjusted EBITDA was negative ($414,000) and ($1.4 million) for the third quarter and first nine months of 2016 respectively compared with positive Adjusted EBITDA of $315,000 and $293,000 in the comparable periods in 2015. Adjusted EBITDA, a non-GAAP measure, excludes the quarterly non-cash gains associated with the revaluation of our warrant liability of $964,000 for the third quarter of 2016 and $300,000 for the third quarter Q3 2015 — these gains are driven by stock price changes and other inputs that are unrelated to our business operations and cash flows. A reconciliation between net income (loss) and comprehensive income (loss) and Adjusted EBITDA is included below.

Response has received shareholder approval on September 16, 2016 and court approval on September 19, 2016 for its previously announced arrangement agreement (the “Arrangement Agreement”) with 1077801 B.C. Ltd., a company jointly owned by OrbiMed and Runda, which will acquire all of the issued and outstanding common shares of Response for cash consideration of $1.12 per Response Share (except in the case of certain rollover shareholders who will instead receive shares of 1077801 B.C. Ltd. on a 1 for 1 basis) by way of a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia). The completion of the Arrangement is still subject to the receipt of approvals in the People’s Republic of China from various regulatory bodies. The timing and receipt of such approvals is not within the control of the Company.

For a further discussion of the Company’s financial results for the three and nine months ended September 30, 2016, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis. For more information on the Arrangement please refer to the Company’s Proxy Circular for our Special Meeting of Shareholders. Both documents can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 72 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the three and nine months ended September 30, 2016 and 2015. We believe that this non-GAAP measure provides useful supplementary information to and facilitates additional analysis of the results of our business by investors as it excludes the often large quarterly non-cash gains and losses associated with revaluations of our warrant liability— these gains and losses are driven by stock price changes and are unrelated to our business operations and cash flows.

These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. Further, our reconciliation of GAAP Net income (loss) and comprehensive income (loss) to Adjusted EBITDA and Adjusted Net income (loss) are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism, sepsis, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and Dengue Fever antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include: statements regarding our belief that Runda continues to work to increase sales within our existing Chinese markets and expand into new territories in China, that our cost reduction efforts are ongoing, our ability to consummate the arrangement on the terms of the Arrangement Agreement and our expected timing for completing the Arrangement. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements included in this news release are made as of the date of this news release and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Unaudited
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Product sales	$1,528	$2,425	$4,885	$9,259
Collaborative revenue	56	1,103	225	2,075
Total revenue	$1,584	$3,528	$5,110	$11,334
Cost of sales	923	1,423	2,898	5,719
Gross profit	$661	$2,105	$2,212	$5,615
Gross margin on product sales	39.6%	41.3%	40.7%	38.2%
Operating expenses	1,251	1,875	4,508	5,798
Other expenses (excluding unrealized gain on revaluation of warrant liability)	204	391	404	985
Adjusted net loss	$(794)	$(161)	$(2,700)	$(1,168)
Unrealized gain on revaluation of warrant liability	(964)	(890)	(300)	(795)
Net income (loss) and comprehensive income (loss) for the period	$170	$729	$(2,400)	$(373)
Earnings (Loss) per share – basic and diluted	$0.02	$0.07	$(0.23)	$(0.04)

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (in thousands of Canadian dollars):

	Unaudited
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA	$(414)	$315	$(1,407)	$293
Interest expense and amortization of deferred financing costs and debt discount	165	215	533	675
Depreciation and amortization	172	206	582	626
Stock-based compensation	43	55	178	160
Unrealized gain on revaluation of warrant liability	(964)	(890)	(300)	(795)
Net income (loss) and comprehensive income (loss) for the period	$170	$729	$(2,400)	$(373)

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Loss (in thousands of Canadian dollars):

	Unaudited
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted net loss	$(794)	$(161)	$(2,700)	$(1,168)
Unrealized gain on revaluation of warrant liability	(964)	(890)	(300)	(795)
Net income (loss) and comprehensive income (loss) for the period	$170	$729	$(2,400)	$(373)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer
ir@responsebio.com